                                               ---------------------------------
                                                         OMB APPROVAL

                                                  OMB NUMBER      3235-0145
                                                  Expires: October 31, 1997
                                                  Estimated average burden
                                                  hours per response....14.90
                                               ---------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                          Transkaryotic Therapies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   893735-10-0
                   -------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









                                Page 1 of 9 pages

-------------------------                             -------------------------
  CUSIP No. 893735-10-0             13G                     Page 2 of 9 pages.
            -----------                                         ---  ---
-------------------------                             -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Warburg, Pincus Capital Company, L.P.
     06-1183391
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware, U.S.A.
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                       5,929,486
       NUMBER OF         -------------------------------------------------------
        SHARES               6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        Not Applicable
         EACH            -------------------------------------------------------
      REPORTING              7      SOLE DISPOSITIVE POWER
        PERSON
         WITH                          5,929,486
                         -------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                       Not Applicable
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,929,486
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     35.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                             -------------------------
  CUSIP No. 893735-10-0             13G                     Page 3 of 9 pages.
            -----------                                         ---  ---
-------------------------                             -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Warburg, Pincus & Co.
     13-6358475
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)[ ]
                                                                       (b)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York, U.S.A.
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                       5,929,486
       NUMBER OF         -------------------------------------------------------
        SHARES               6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        Not Applicable
         EACH            -------------------------------------------------------
      REPORTING              7      SOLE DISPOSITIVE POWER
        PERSON
         WITH                          5,929,486
                         -------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                       Not Applicable
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,929,486
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     35.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                             -------------------------
  CUSIP No. 893735-10-0             13G                     Page 4 of 9 pages.
            -----------                                         ---  ---
-------------------------                             -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     E.M. Warburg, Pincus & Co., LLC
     13-3536050
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)[ ]
                                                                       (b)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York, U.S.A.
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                       5,929,486
       NUMBER OF         -------------------------------------------------------
        SHARES               6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        Not Applicable
         EACH            -------------------------------------------------------
      REPORTING              7      SOLE DISPOSITIVE POWER
        PERSON
         WITH                          5,929,486
                         -------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                       Not Applicable
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,929,486
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     35.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO (Limited Liability Company)
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                             -------------------------
  CUSIP No. 893735-10-0             13G                     Page 5 of 9 pages.
            -----------                                         ---  ---
-------------------------                             -------------------------


ITEM 1.

     (a)  NAME OF ISSUER.

          Transkaryotic Therapies, Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE.

          195 Albany Street
          Cambridge, Massachusetts 02139

ITEM 2.

     (a)  NAME OF PERSON FILING.

          See each of the Reporting Persons listed in Question 1 on the Cover Page of this Schedule 13G.

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

          The address of each of the Reporting Persons listed on the Cover Page of this Schedule 13G is c/o E.M. Warburg, Pincus & Co. LLC, 466 Lexington Avenue, New York, NY 10017-3147.

     (c)  CITIZENSHIP.

          See the response of Each Reporting Person to Question 4 on the Cover Page of this Schedule 13G.

     (d)  TITLE OF CLASS OF SECURITIES.

          Common Stock, $.01 par value per share

     (e)  CUSIP NUMBER.

          893735 10 0

ITEM 3. TYPE OF REPORTING PERSON.

          Not applicable; this statement is filed pursuant to Rule 13d-1(c).

-------------------------                             -------------------------
  CUSIP No. 893735-10-0             13G                     Page 6 of 9 pages.
            -----------                                         ---  ---
-------------------------                             -------------------------



ITEM 4.  OWNERSHIP.

     (a)  AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1996.

          5,929,486(1)(2)

     (b)  PERCENTAGE OF CLASS.

          35.7%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                   5,929,486
          (ii)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                   Not Applicable
          (iii)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                   5,929,486
          (iv)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                   Not Applicable

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.



----------------------------

(1) Includes 478,966 shares which may be acquired within 60 days by each of the Reporting Persons listed on Question 1 on the Cover Page of this Schedule 13G upon the exercise of outstanding warrants.
(2) This statement is filed by and on behalf of (a) Warburg, Pincus Capital Company, L.P., a Delaware limited Partnership ("WPCC"); (b) Warburg, Pincus & Co., a New York general partnership ("WP"); and E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), which manages WPCC. WP, the sole general partner of WPCC, has a 20% interest in the profits of WPCC. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP.

-------------------------                             -------------------------
  CUSIP No. 893735-10-0             13G                     Page 7 of 9 pages.
            -----------                                         ---  ---
-------------------------                             -------------------------



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          This Schedule 13G is being filed on behalf of each of the Reporting Persons listed on Question 1 of the Cover Page to this Schedule 13G pursuant to Rule 13d-1(c) and Rule 13d-1(f)(1). The agreement required by Rule 13d-1(f)(1)(iii) is attached hereto as Exhibit A.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          Not applicable; this statement is filed pursuant to Rule 13d-1(c).

-------------------------                             -------------------------
  CUSIP No. 893735-10-0             13G                     Page 8 of 9 pages.
            -----------                                         ---  ---
-------------------------                             -------------------------



                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                     WARBURG, PINCUS CAPITAL COMPANY, L.P.

                                     By:  Warburg, Pincus & Co., General Partner


                                     By: /s/ Stephen Distler
                                         --------------------------------------
                                            Name: Stephen Distler
                                            Title: Partner



                                     WARBURG, PINCUS & CO.


                                     By: /s/ Stephen Distler
                                         --------------------------------------
                                            Name: Stephen Distler
                                            Title: Partner



                                     E.M. WARBURG, PINCUS & CO., LLC


                                     By: /s/ Stephen Distler
                                         --------------------------------------
                                            Name: Stephen Distler
                                            Title: Member


Dated:  February 10, 1997

-------------------------                             -------------------------
  CUSIP No. 893735-10-0             13G                     Page 9 of 9 pages.
            -----------                                         ---  ---
-------------------------                             -------------------------


                             JOINT FILING AGREEMENT
                          PURSUANT TO RULE 13d-1(f) (1)
                          -----------------------------

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated:  February 10, 1997


                                     WARBURG, PINCUS CAPITAL COMPANY, L.P.

                                     By:  Warburg, Pincus & Co., General Partner


                                     By: /s/ Stephen Distler
                                         --------------------------------------
                                            Name: Stephen Distler
                                            Title: Partner



                                     WARBURG, PINCUS & CO.


                                     By: /s/ Stephen Distler
                                         --------------------------------------
                                            Name: Stephen Distler
                                            Title: Partner



                                     E.M. WARBURG, PINCUS & CO., LLC


                                     By: /s/ Stephen Distler
                                         --------------------------------------
                                            Name: Stephen Distler
                                            Title: Member